Exhibit 15.5

Consent of Independent Registered Public Accountants

We consent to the incorporation by reference in Registration Statement No. 333-107433 of Cambridge Antibody Technology Group plc on Form F-3/A of our report dated 21 November 2004, appearing in this Annual Report on Form 20-F/A of Cambridge Antibody Technology Group plc for the year ended September 30, 2004.

/s/    Deloitte & Touche LLP

Cambridge

19 September 2005